Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC REPORTS FISCAL FOURTH QUARTER AND FULL YEAR 2006 RESULTS

➢	ClearPath™ Breast Brachytherapy Products On Track For Fiscal 2007 Launch

➢	Fifth Consecutive Quarter of Year-Over-Year Radiation Sources Revenue Growth

Chatsworth, CA - January 11, 2007— North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its fiscal fourth quarter and fiscal year ended October 31, 2006. For the fourth quarter of fiscal 2006, the Company reported revenues of approximately $6.3 million, and a net loss of $6.1 million, or $0.21 per share. For fiscal year 2006, the Company reported revenues of approximately $29.0 million, and a net loss of $17.1 million or $0.78 per share.

“Throughout fiscal 2006 we worked diligently to strengthen North American Scientific’s position as a leading provider of innovative cancer treatment options to patients and doctors,” said L. Michael Cutrer, president and chief executive officer of North American Scientific. “While we were very disappointed with the 21% decline in IMRT/IGRT revenues in the fourth quarter of fiscal 2006 compared to the prior year, we were pleased with the continued growth in our Radiation Sources business in the fourth quarter of fiscal 2006.”

Mr. Cutrer continued, “We have made progress in executing our strategy to expand our portfolio of opportunities with a variety of product and services launches as well as new regulatory approvals, including our ClearPath breast brachytherapy product line. When we announced our breast brachytherapy initiative in March 2006, our goal was to introduce the product at the American Society for Therapeutic Radiology and Oncology (ASTRO) Annual Meeting in November 2006, which we achieved. This exciting new opportunity will allow us to enter the breast cancer treatment market, which we believe will significantly increase the size of our addressable market. At this time we are targeting initial commercialization in our second fiscal quarter. As previously discussed, initial sales and patient data will be limited to a few key sites. This will allow us to evaluate product performance and physician and patient feedback. Assuming there are no design issues, we would be in broad scale commercialization later in the second half of our 2007 fiscal year.”

Mr. Cutrer continued, “Following are some of the important milestones achieved by the Company in fiscal year 2006:

Brachytherapy
•	Achieved fifth consecutive quarter of year-over-year sales growth in Radiation Sources
•	Received FDA approval for the new SurTrak line of brachytherapy strands and preloaded needle kits
•	Received FDA clearance for both high-dose rate and low-dose rate ClearPath designs
•	Signed agreement with Novation, LLC to offer Prospera brachytherapy sources to member hospitals
•	Introduced ClearPath products at ASTRO in November 2006

IMRT/IGRT
•	Received FDA clearance to market nomosSTAT™ “Serial Tomotherapy Advance Treatment” system in the United States
•	Hosted Radiation Oncology and IMRT Technology symposium in China
•	Provided Complete nomosSTAT™ Serial Tomotherapy Solution to leading oncology center in the U.S.”

Fourth Quarter Financial Results

For the fourth quarter of fiscal 2006, the Company reported revenues of approximately $6.3 million compared with revenues of $6.9 million for the fourth quarter of 2005. The decrease from the prior year was due to a 21% decline in product and service revenues from sales of IMRT/IGRT (Intensity Modulated Radiation Therapy and Image Guided Radiation Therapy) products, partially offset by a 9% increase in Radiation Sources revenues.

“While our Radiation Sources business, which includes brachytherapy seeds, steadily grew throughout fiscal 2006, our IMRT/IGRT business remained challenging,” continued Mr. Cutrer. “We were very disappointed with the IMRT/IGRT sales in the fourth quarter and believe that we have taken steps to improve the financial performance of this sector going forward. Since the approval of nomosSTAT in July 2006, we have continued to focus our efforts on strengthening our sales and marketing efforts for this business unit and we have completed the first installation of the product. We are encouraged by the level of market interest for both new nomosSTAT systems as well as sites wishing to upgrade their older systems to a nomosSTAT unit. We continue to believe that nomosSTAT provides a unique solution to customers wanting to deliver cutting-edge cancer treatment without making a large-scale investment in a new linear accelerator and we are actively exploring opportunities to leverage our technology into future sales growth.”

Mr. Cutrer continued, “We were pleased with our continued growth in our Radiation Sources business. This is the fifth consecutive quarter of year-over-year sales growth for that business segment. Revenues grew 9% in the fiscal fourth quarter and 5% during fiscal year 2006. We have continued to capitalize on our agreements with Premier and Novation to offer our Prospera brachytherapy sources to their member hospitals and our agreement with Oncura to distribute Prospera Pd-103 brachytherapy sources, which has resulted in continued sales growth. Looking ahead to fiscal 2007, we believe these agreements as well as our ability to provide other specialized services to the market through our SurTRAK™ line of products should continue to provide important growth in this sector in fiscal 2007.”

Revenues by operating segment in the fourth quarter of 2006 included $3.0 million of IMRT/IGRT products and services, and $3.3 million from Radiation Sources (brachytherapy and other radioisotope-based products).

The net loss for the fourth quarter of 2006 was $6.1 million, or $0.21 per share, compared with the net loss for the fourth quarter of 2005 of $44.6 million, or $2.65 per share. The $38.5 million decrease in the net loss was primarily due to a write-down of goodwill and intangible assets of $40.2 million in the fourth quarter of 2005 which did not recur in the fourth quarter of 2006, partially offset by the following items in the fourth quarter of 2006: (i) a decrease in gross profit of $0.6 million resulting primarily from lower IMRT/IGRT product and service revenue, (ii) severance expense of $0.5 million, (iii) $0.2 million in stock compensation expense as a result of the implementation of Statement of Financial Accounting Standards 123 (R) at the beginning of fiscal year 2006, and (iv) a $0.4 million increase in research and development and marketing expenses related to the development of ClearPath™.

Fiscal Year Financial Results

For fiscal year 2006, the Company reported revenues of approximately $29.0 million compared with revenues of $32.2 million reported for fiscal year 2005, primarily due to reduced IMRT/IGRT product and service revenue.

Revenues by operating segment for fiscal year 2006 included $16.4 million of IMRT/IGRT products and services, and $12.6 million from Radiation Sources (brachytherapy and other radioisotope-based products). Radiation Sources revenues in fiscal year 2006 increased 5% from fiscal year 2005 due to increased shipments of brachytherapy seeds. IMRT/IGRT revenues in fiscal year 2006 decreased 19% from fiscal 2005.

The net loss for fiscal year 2006 was $17.1 million, or $0.78 per share, compared with the net loss for fiscal year 2005 of $55.5 million, or $3.36 per share. The $38.4 million decrease in the net loss was primarily due to a write-down of goodwill and intangible assets of $40.2 million in the fourth quarter of 2005 which did not recur in the fourth quarter of 2006, and a $2.8 million reduction in operating expenses resulting from cost reductions in fiscal 2006, partially offset by the following items in fiscal year 2006: (i) a decrease in gross profit of $2.3 million resulting primarily from lower IMRT/IGRT product and service revenue, (ii) $1.1 million in legal fees related to litigation, (iii) $0.9 million in stock compensation expense as a result of the implementation of Statement of Financial Accounting Standards 123 (R) at the beginning of fiscal year 2006, and (iv) an increase in interest and other expense of $0.3 million primarily due to increased debt financing.

At October 31, 2006, the Company’s cash and marketable securities totaled $9.3 million, an increase of $5.7 million from $3.6 million at the end of fiscal year 2005. The Company had no debt outstanding on its bank lines of credit or any other borrowings at October 31, 2006.

ClearPath™ Breast Brachytherapy Launch

On November 7, 2006, the Company announced the introduction of ClearPath, its unique multicatheter breast brachytherapy device for Accelerated Partial Breast Irradiation (APBI), at the ASTRO Annual Meeting in Philadelphia.

The ClearPath systems are placed through a single incision and are designed to conform to the resection cavity, allowing for more conformal therapeutic radiation dose distribution following lumpectomy compared to other methods of APBI. ClearPath is designed to accommodate either high-dose, ClearPath-HDR, or low-dose rate, ClearPath-CR, treatment methods. The Company received 510k approval from the United States FDA for a low-dose rate, or continuous release treatment utilizing the Company’s Prospera® brachytherapy seeds in April 2006 and approval for the high-dose rate treatment in November 2006.

Mr. Cutrer continued, “We were very pleased with the response from physicians at ASTRO and from our ongoing market assessment of the ClearPath design. We are anticipating initial product sales beginning in our second fiscal quarter through a staged rollout in key medical sites, with full commercialization planned for the second half of fiscal year 2007. With our impending entry into the breast brachytherapy market, we will expand our portfolio of cancer therapies with what we expect to be a best-in-class product, strengthening our position as a leading innovator in cancer care. We will provide updates as we move forward.”

Commenting on fiscal 2007 plans, Mr. Cutrer added, “Fiscal 2006 was a particularly challenging year for our NOMOS division and the IMRT/IGRT sector. We have implemented significant changes that we expect should strengthen the division and allow us to achieve improved top-line and bottom-line results. While we remain optimistic regarding nomosSTAT sales and NOMOS’ performance in 2007, we are reviewing various strategic options with respect to the IMRT/IGRT business sector including strategic partnerships. We have engaged CIBC World Markets Corporation as a financial advisor to assist us in identifying strategic opportunities that could enhance shareholder value.”

Mr. Cutrer concluded, “Our entire organization has expended significant effort in new product development in fiscal 2006 and we believe we are on the verge of benefiting from this effort in 2007 in both IRMT/IGRT and brachytherapy business segments. We are very excited about the planned ClearPath launch and believe we have positioned the Company for significant financial improvements during fiscal 2007.”

Conference Call Today

A live webcast to discuss North American Scientific’s fiscal fourth quarter and fiscal year 2006 financial results will be available over the Internet through the Company’s Web site at www.nasmedical.com in the Investor Center beginning at 1:30 p.m. PST/4:30 p.m. EST on January 11, 2007. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.

A taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11079302#.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   North American Scientific also provides external beam radiation therapy products for Serial Tomotherapy Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT). Serial tomotherapy IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. These products are marketed under the trade names nomosSTAT™and CORVUS® (our proprietary treatment planning software). The Company's IGRT products, BAT®, BATCAM™ and nTRAK™, provide fast and accurate targeting and localization of a treatment volume on a daily basis.  More than 500 hospitals and research sites worldwide are equipped with the Company's clinically proven serial tomotherapy, inverse treatment planning, image-guidance and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.
Consolidated Balance Sheets

	October 31,

	2006 (Unaudited)	2005

Assets
Current assets
Cash and cash equivalents	$903,000	$2,630,000
Marketable securities, held to maturity	8,420,000	993,000
Accounts receivable, net of reserves	4,711,000	5,521,000
Inventories, net of reserves	4,202,000	3,731,000
Prepaid expenses and other current assets	1,085,000	794,000

Total current assets000	19,321,000	13,669,000
Equipment and leasehold improvements, net	2,400,000	2,836,000
Goodwill	2,564,000	2,564,000
Intangible assets, net	2,532,000	3,158,000
Other assets	381,000	106,000

Total assets	$27,198,000	$22,333,000

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,406,000	$2,164,000
Accrued expenses	3,940,000	4,706,000
Deferred revenue	3,664,000	4,662,000

Total liabilities	10,010,000	11,532,000

Commitments and contingencies

Stockholders' equity
Preferred stock, $.01 par value, 2,000,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized; 29,447,270 (2006) and 17,056,669 (2005) shares issued; and 29,336,144 (2006) and 16,948,643 (2005) shares outstanding	298,000	173,000
Additional paid-in capital	144,543,000	121,147,000
Treasury stock, at cost - 111,126 (2006) and 108,026 (2005) common shares	(133,000)	(129,000)
Accumulated deficit	(127,520,000)	(110,390,000)

Total stockholders' equity	17,188,000	10,801,000

Total liabilities and stockholders' equity	$27,198,000	$22,333,000

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations

	Three months ended October 31,		Fiscal year ended October 31,
	(Unaudited)

	2006	2005	2006	2005
			(Unaudited)
Revenue
Product	$4,096,000	$4,474,000	$19,667,000	$20,780,000
Service	2,211,000	2,384,000	9,321,000	11,444,000

Total revenue	6,307,000	6,858,000	28,988,000	32,224,000

Cost of revenue
Product	3,953,000	3,711,000	15,563,000	15,597,000
Service	729,000	948,000	3,539,000	4,459,000

Total cost of revenue	4,682,000	4,659,000	19,102,000	20,056,000

Gross profit	1,625,000	2,199,000	9,886,000	12,168,000

Operating expenses
Selling expenses	2,379,000	2,421,000	8,603,000	8,874,000
General and administrative expenses	3,779,000	2,424,000	12,116,000	10,442,000
Research and development	1,734,000	1,535,000	5,785,000	6,334,000
Amortization of intangible assets	155,000	575,000	626,000	2,300,000
Writedown of goodwill and intangible assets	—	40,214,000	—	40,214,000

Total operating expenses	8,047,000	47,169,000	27,130,000	68,164,000

Loss from operations	(6,422,000)	(44,970,000)	(17,244,000)	(55,996,000)
Interest and other income (expense)	42,000	(25,000)	(139,000)	121,000

Loss before provision for income taxes	(6,380,000)	(44,995,000)	(17,383,000)	(55,875,000)
Provision for income taxes	—	—	—	—

Loss from continuing operations	$(6,380,000)	$(44,995,000)	$(17,383,000)	$(55,875,000)
Income from discontinued operations	253,000	362,000	253,000	362,000

Net loss	$(6,127,000)	$(44,633,000)	$(17,130,000)	$(55,513,000)

Basic and diluted loss per share:
Continuing operations	$(0.22)	$(2.67)	$(0.79)	$(3.38)
Discontinued operations	0.01	0.02	0.01	0.02

Net loss	$(0.21)	$(2.65)	$(0.78)	$(3.36)

Weighted average number of shares outstanding, Basic and diluted	29,338,220	16,817,082	21,956,565	16,502,071

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